UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2011 (October 4, 2011)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement.

On September 30, 2011, Vanguard Natural Resources, LLC (the “Company”), through its wholly-owned subsidiary, Vanguard Natural Gas, LLC, entered into the Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”), among the Company, Citibank, N.A., as administrative agent, and the agents and lenders party thereto, which amends and restates the Company’s Second Amended and Restated Credit Agreement, which closed August 31, 2009 and was amended by the First Amendment, dated October 14, 2009, the Second Amendment, dated June 1, 2010 and the Third Amendment dated November 16, 2010. The Second Amended and Restated Credit Agreement amends and restates the Company’s First Amended and Restated Credit Agreement, which closed February 14, 2008 and was amended by the First Amendment, dated May 15, 2008, the Second Amendment, dated October 22, 2008, the Third Amendment dated February 18, 2009 and the Fourth Amendment, dated June 26, 2009 (as amended, the “Existing Facility”).

The Amended Credit Agreement is predicated upon the successful consummation of the previously announced merger between the Company and Encore Energy Partners LP and provides for an initial borrowing base of $765 million and a maturity of October 31, 2016.  The borrowing base under the Amended Credit Agreement will be redetermined semi-annually by the lenders in their sole discretion, based on, among other things, reserve reports as prepared by reserve engineers taking into account the natural gas and oil prices at such time.  The Company’s obligations under the Amended Credit Agreement are secured by mortgages on its natural gas and oil properties. Additionally, the obligations under the credit agreement are guaranteed by all of the Company’s operating subsidiaries and may be guaranteed by any future subsidiaries.

At the Company’s election, interest on borrowings under the Amended Credit Agreement is determined by reference to either LIBOR plus an applicable margin between 1.50% and 2.50% per annum or the alternate base rate (“ABR”) plus an applicable margin between 0.50% and 1.50% per annum, depending on the amount borrowed under the facility.  Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans.  The Company is required to pay a quarterly fee between 0.375% and 0.5% per year on the unused portion of the Borrowing Base under the Amended Credit Agreement.

The Amended Credit Agreement contains various covenants, substantially similar to the Existing Facility, that limit the Company’s ability to incur indebtedness, enter into commodity and interest rate swaps, grant certain liens, make certain loans, acquisitions, capital expenditures and investments, merge or consolidate, or engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets.  The Amended Credit Agreement also contains covenants, substantially similar to the Existing Facility, that require the Company to maintain specified financial ratios.  Under the Amended Credit Agreement the debt-to-EBITDA covenant was increased to 4.0x from 3.5x under the Existing Facility. The Amended Credit Agreement also increased the percentage of production that can be hedged into the future, eliminated the required interest coverage ratio, eliminated the ten percent liquidity requirement to pay distributions to unitholders, and allowed for unsecured debt.  The other terms and conditions of the Amended Credit Agreement are substantially similar to the Existing Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached hereto as exhibit 10.1.

On October 4, 2011, The Company issued a press release announcing the Amended Credit Agreement. A copy of the press release is attached hereto as exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Third Amended and Restated Credit Agreement dated September 30, 2011, by and between Vanguard Natural Gas, LLC, Citibank, N.A., as administrative agent and the lenders party hereto
Exhibit 99.1	Press Release dated October 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
October 5, 2011		(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Third Amended and Restated Credit Agreement dated September 30, 2011, by and between Vanguard Natural Gas, LLC, Citibank, N.A., as administrative agent and the lenders party hereto
Exhibit 99.1	Press Release dated October 4, 2011